Exhibit 10-m

AT&T PENSION BENEFIT
MAKE UP PLAN NO. 1

Effective:  January 1, 2005
Restated December 31, 2008
Amended December 31, 2011

AT&T PENSION BENEFIT MAKE UP PLAN NO. 1

SECTION 1:  Purpose and History

1.1.            Purpose. The primary purpose of the AT&T Pension Benefit Make Up Plan No. 1 (the "Plan") is to supplement the benefits a Participant is entitled to receive under a pension plan that is qualified under Code Section 401(a) and is sponsored by AT&T Inc. ("AT&T" or the "Company") or one of its Subsidiaries (collectively, the "Pension Plans").  This Plan recognizes compensation earned by an individual who is eligible to participate in this Plan as provided in Section 2 (a "Participant") that is not recognized in the determination of benefits under the Participant's Pension Plan, and this Plan is intended to make up benefits that would otherwise be lost because of such Pension Plan limitations.

The Plan is intended to provide deferred compensation benefits by recognizing compensation earned by a Participant that is in excess of the amount that is recognized under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), and to provide benefits to the extent such Participant's Pension Plan benefits are limited by the provisions of Code Section 415.

1.2.            History.  The Plan is effective as of January 1, 2005, and constitutes an amendment and restatement of the plans listed in Attachment A (the "Predecessor Plans").  AT&T and companies whose equity interests are owned 100%, directly or indirectly, by AT&T ("Subsidiary") sponsored the Predecessor Plans for the benefit of their respective eligible employees.  No additional benefits shall accrue under the Predecessor Plans after December 31, 2004, and benefits of Participants who terminate employment on or after January 1, 2005 shall be paid solely under this Plan.  The Predecessor Plans were intended to supplement participants' Pension Plan benefits by (i) recognizing compensation that is not eligible to be recognized for purposes of calculating Pension Plan benefits, either as a result of statutory limitations or Pension Plan limitations, and/or (ii) providing benefits in excess of the limitations of Code Section 415.  This Plan is intended to aggregate all of such Predecessor Plans and provide substantially similar benefits, on a going forward basis.  Further, this Plan is intended to satisfy the requirements of Code Section 409A, effective with respect to amounts deferred after December 31, 2004.   During the period from January 1, 2005 to December 31, 2008, the Plan has been operated in good faith compliance with the provisions of Code Section 409A, Internal Revenue Service Notice 2005-1, and the final Treasury Regulations for Code Section 409A, and any other generally applicable guidance published in the Internal Revenue Service Bulletin with an effective date prior to January 1, 2009.  On or after January 1, 2009, this Plan shall be interpreted and construed consistent with the requirements of Code Section 409A and all applicable guidance issued thereunder.

SECTION 2:  Eligibility and Participation

2.1.            Eligibility. Benefit accrual in this Plan is limited to each employee of any Subsidiary of AT&T who:

(a)	participates in a Pension Plan;
(b)	is a General Management level or above employee;
(c)	is not eligible for benefits under the 2005 AT&T Supplemental Employee Retirement Plan; and
(d)
receives types of compensation that are used to determine the employee's Pension Plan benefit (e.g., base salary or short term incentive compensation) in any calendar year, but that compensation is not recognized for purposes of determining such employee's Pension Plan benefit, or whose Pension Plan benefit is limited by Code Section 415.

(e)
is not an employee of a company acquired by AT&T on or after September 1, 2005 unless designated as eligible by AT&T's highest ranking officer specifically responsible for human resource matters; provided, however, effective January 1, 2009, this section 2.1(e) shall not apply to any employee who satisfies the eligibility provisions of this section 2.1 (a), (b), (c), and (d) and is employed by AT&T Inc. or any of its Subsidiaries on or after January 1, 2009, other than an employee who is a participant in the BellSouth Corporation Supplemental Executive Retirement Plan, the AT&T Corp. Nonqualified Pension Plan, or the AT&T Corp. Excess Pension Plan.

(f)	additionally, an employee who (i) meets the requirements of paragraphs (a), (b), (c), and (d), (ii) is employed by AT&T Inc. or any of its Subsidiaries on or after January 1, 2009 and (iii) either (x) participates in the BellSouth Corporation Supplemental Executive Retirement Plan ("BLS SERP") solely with a totally frozen BLS SERP benefit following a job demotion into an ineligible position prior to December 31, 2011 or (y) previously participated in the BLS SERP but whose annualized benefit under the BLS SERP as of December 31, 2011 was $0 and is not due any benefit under the BLS SERP pursuant to the amendment to Section 4.(a)(I)(A) of such plan effective December 31, 2011, may participate in the Plan.

2.2.            Construction of Eligibility Provisions. The eligibility provisions of Section 2.1, above, shall be interpreted in the broadest possible sense in order that this Plan can recognize all base salary and short term incentive compensation, whenever earned, for the purpose of making up any benefit that would otherwise be lost due to the fact that the Pension Plan is unable to recognize any such compensation in determining retirement benefits.

2.3.            Loss of Eligibility. In the event that any Participant ceases to satisfy the eligibility conditions of Section 2.1, such Participant shall nevertheless continue to be eligible to receive benefits under this Plan, however, no additional benefits shall accrue under the Plan unless and until he or she shall re-attain eligibility hereunder.

2.4.            Ineligible Participant.  Notwithstanding any other provision of this Plan to the contrary, if any Participant is determined not to be "in a select group of management or highly compensated employees" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or the regulations thereunder, such Participant shall not be eligible to continue to accrue a benefit under this Plan on or after such date to the extent benefits hereunder are attributable to compensation in excess of the amount under Code Section 401(a)(17) and not attributable to the limitations imposed by the provisions of Code Section 415.

2.5            No Duplication of Benefits.  Notwithstanding any provision of this Plan to the contrary, if a Participant ceases to accrue benefits under this Plan and becomes eligible to receive the equivalent of his/her benefit under this Plan pursuant to the Pension Benefit Make Up Plan No. 2, to the extent such benefit is paid pursuant to such other plan, no duplication of such payment shall be made pursuant to this Plan.

SECTION 3:  Amount of Plan Benefits

3.1.            Amount of Plan Benefits. Subject to the terms and conditions of the Plan, the Plan benefits payable to, or on account of, a Participant under the Plan as of any date shall be an amount as described in the paragraphs below.  A participant's Pension Plan Program is one of the non-bargained programs that are defined and operated as part of the AT&T Pension Benefit Plan:  Southeast Management Program, AT&T Legacy Management Program, Management Cash Balance Program, Nonbargained Program, and Wireless Program.  The Plan benefit is equal to:

(a)            the amount of the Participant's benefit under the applicable Pension Plan Program and period of employment in which he or she actively participates (i.e., accrues benefits) on the date of his or her termination of employment that would have been payable to or on account of the Participant under such Pension Plan Program as of that date, determined without regard to the limitations imposed by either Code Section 401(a)(17) or 415 and determined as if all types of compensation that are used to determine the employee's Pension Plan benefit (e.g., base salary and short-term incentive compensation that the Participant is eligible to receive) were recognized for purposes of calculating such amount;

(i)
if the Participant is also eligible for a separate frozen benefit under another Pension Plan Program for a prior period of employment, such amount is not included in the amount determined under this subsection (a); except in the following case:

(ii)
if the Participant's service was bridged specifically due to the Sixth Amendment to the AT&T Pension Benefit Plan, where such amendment was approved in November 2010 and effective January 1, 2010, in cases where a Pension Plan participant transferred employment from the Legacy AT&T company or Legacy BellSouth company to Cingular Wireless, after the joint venture formation of Cingular and prior to AT&T's acquisition of BellSouth, then the total Pension Plan benefit (from the frozen separate Pension Plan Program and current Pension Plan Program) will be included in the amount determined under this subsection (a);

REDUCED BY

(b)            the amount of the Participant's benefit actually paid under the applicable Pension Plan Program and period of employment in which he or she actively participates (i.e., accrues benefits) on the date of his or her termination of employment;

(i)
if the Participant is also eligible for a separate frozen benefit under another Pension Plan Program for a prior period of employment, such amount is not included in the amount determined under this subsection (b); except in the following case:

(ii)
if the Participant's service was bridged specifically due to the Sixth Amendment to the AT&T Pension Benefit Plan, where such amendment was approved in November 2010 and effective January 1, 2010, in cases where a Pension Plan participant transferred employment from a Legacy AT&T company or Legacy BellSouth company to Cingular Wireless, after the joint venture formation of Cingular and prior to AT&T's acquisition of BellSouth, then the total Pension Plan benefit (from the frozen separate Pension Plan Program and current Pension Plan Program) will be included in the amount determined under this subsection (b).

The amount determined under subsection (a), above, shall be calculated in the same manner that is used for calculating the amount under subsection (b), using the benefit calculation methodology and the factors in effect under such Pension Plan as of the date of his termination of employment; the only difference being the amount of compensation used for calculating such amount.

The Plan benefit is FURTHER REDUCED BY:

(c)            amount of a BLS SERP participant's frozen BLS SERP benefit.

Notwithstanding the above descriptions, for any Participant who ceased to satisfy the eligibility conditions of Section 2.1(c) due to initial participation in the AT&T Supplemental Employee Retirement Plan on or before December 31, 2008 shall have a Plan benefit equal to the greater of (d) or (e) described below:

(d)	the amount described by paragraphs 3.1(a), 3.1(b) and 3.1(c) above determined as of the Participant's actual termination-of-employment date.

(e)	the amount described by paragraphs 3.1(a), 3.1(b) and 3.1(c) above determined as if the Participant had terminated employment effective December 31, 2008.

3.2.            Participants in Predecessor Plans. If a Participant participated in one or more Predecessor Plans prior to becoming a Participant under this Plan, benefits under this Plan shall be no less than the benefits accrued under the Predecessor Plans, and the benefits under this Plan shall be in lieu of all benefits otherwise payable to him under the Predecessor Plans.

SECTION 4:  Payment of Plan Benefits

4.1            Distribution of Plan Benefits.  Benefits hereunder shall be calculated and distributed upon a Participant's termination of employment; provided, however, distribution of Plan benefits of any Participant who is also an officer of the Company shall commence on the sixth month anniversary of such Participant's termination of employment.

4.2.            Form of Plan Benefits. Benefits hereunder shall be paid in the form of a lump sum; provided, however, if the amount of the Participant's lump sum benefit exceeds $50,000 as of his termination of employment, the Plan benefit shall be paid in monthly installments over a period of ten (10) years.  .Notwithstanding the foregoing, with respect to any Participant who, prior to termination of employment ceases to satisfy the eligibility conditions of Section 2.1, the form of such Participant's benefit (lump sum or ten (10) year monthly annuity) shall be determined as of the date such Participant ceases to satisfy the eligibility conditions of Section 2.1.

If benefits are distributed in the form of a monthly annuity for ten (10) years, the monthly payments shall be calculated in the same manner that a financial institution would calculate the monthly payments for a 10-year fixed interest loan.

Nothwithstanding any other provision of this Plan, the benefits of any Participant who was a participant in and accrued benefits under the Cingular Wireless SBC Executive 2005 Transition Pension Make Up Plan (which is a Predecessor Plans) shall have their benefits distributed exclusively in a lump sum.

4.3            Converting Form of Benefit.  For all purposes under the Plan, the lump sum benefit and ten year monthly installment form of benefit shall be the actuarially determined equivalent of one another, as determined by the Plan Administrator in the Plan Administrator's complete and sole discretion, and the amount of such benefits under the Plan shall be determined on the basis of the Participant's age and the rates, tables, and factors which would be utilized to determine such benefit under the Pension Plan as of the date required for making such determination..

SECTION 5:  General and Administrative Provisions

5.1.            Plan Administration. The Company shall be the Plan Administrator of the Plan.  The Plan Administrator's responsibilities hereunder shall be carried out by its Senior Executive Vice President responsible for Human Resources matters.  The authority to control and manage the operation and administration of the Plan shall be vested in the Plan Administrator. The Plan Administrator has the exclusive right and discretion to construe, interpret and apply the provisions of the Plan and the entitlement to benefits under the Plan in accordance with its terms. The Plan Administrator may establish, adopt or revise such rules and regulations as the Plan Administrator may deem necessary or advisable for the administration of the Plan.  Any decision made by the Plan Administrator on any matter within the Plan Administrator's discretion is conclusive, final and binding on all persons, and not subject to further review. The Benefit Plan Committee of the Company shall grant or deny claims for benefits under the Plan and authorize disbursements. Adequate notice, pursuant to applicable law and prescribed Company practices, shall be provided in writing to any Participant or Beneficiary whose claim has been denied, setting forth the specific reasons for such denial. The review and appeal procedures for any Participant or Beneficiary whose claim has been denied shall be the same as those procedures set forth in the Pension Plan under which such Participant or Beneficiary is entitled to or received benefits.

5.2.            Source of Benefits; Unsecured Creditor. The obligations of the Company under the Plan are solely contractual. Any amount payable under the terms of the Plan shall be paid from the general assets of the Company or a Subsidiary.  Alternatively, amounts payable under the terms of the Plan may be paid from one or more trusts that the Company or a Subsidiary might elect to establish, the assets of which will be subject to the claims of the general creditors of the Company or the Subsidiary that created the trust.  Participants and their beneficiaries shall have no legal or equitable rights, interest, or claims in any property or assets of the Company or any Subsidiary.  Any and all of the Company's or a Subsidiary's assets shall be, and remain, the general, unpledged, unrestricted assets of the Company or any such Subsidiary.  The Company's or a Subsidiary's obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company or any such Subsidiary to distribute cash under the Plan in the future.  If a Participant's term of employment includes service by two Subsidiaries or by the Company and one or more Subsidiaries, the Company or Subsidiary which last employed the Participant shall be solely responsible for the entire benefit payable under the Plan.

5.3.            Notices. Any notice or document required to be given to or filed with the Plan Administrator shall be considered to be given or filed if delivered to the Plan Administrator or mailed by registered mail, postage prepaid, to the Plan Administrator.

5.4.            Applicable Laws. The Plan shall be construed and administered in accordance with the laws of the State of Texas, to the extent that such laws are not preempted by ERISA or any other laws of the United States of America.

5.5.            Gender and Number. Where the context requires, words in any gender shall include any other gender, words in the singular shall include the plural and the plural shall include the singular.

5.6.            Benefits Determined as of Termination of Employment. Except as otherwise specifically provided in the Plan, the right to benefits under the Plan and the amount of benefits of a Participant who has terminated or terminates employment with the Company or a Subsidiary shall be determined in accordance with the provisions of the Plan as in effect immediately prior to that termination of employment.

5.7.            Benefits Under Predecessor Plans.  Notwithstanding any provision of this Plan to the contrary, nothing shall reduce or impair the interests of individuals with respect to benefits that are being paid under a Predecessor Plan as of the effective date of this Plan without the consent of the affected Participant.  Notwithstanding any provision of this Plan to the contrary, nothing shall reduce or impair the interests of individuals with respect to benefits that are accrued under a Predecessor Plan as of the effective date of this Plan without the consent of the affected Participant; provided, however, benefits accrued as of December 31, 2004 under the terms of a Predecessor Plan shall only be distributed and paid under the terms of Section 4 of this Plan.

5.8.            Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and nothing in the Plan or any action taken hereunder shall be construed as a contract of employment or to give any employee or Participant the right to be retained in the employ of the Company or a Subsidiary.

5.9.            Benefits May Not Be Assigned or Alienated. Benefits payable to, or on account of, any individual under the Plan may not be voluntarily or involuntarily assigned, pledged, transferred, mortgaged, alienated, conveyed in advance of actual receipt or otherwise encumbered.  No such amounts shall be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separation maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.  Any such attempted assignments to transfer shall be void.  Prior to the death of any Participant, no other person shall have any rights under the Plan with respect to that Participant.

5.10.            Beneficiary Designation.  Participants shall have the right to designate a Beneficiary to receive their benefits under the Plan should such Participant die prior to commencement of or complete distribution of benefits hereunder.  The AT&T Rules for Beneficiary Designations as may hereafter be amended from time to time (the "Rules"), which Rules are incorporated herein by this reference, shall apply.  For purposes of this Plan, "Beneficiary" shall mean any beneficiary designated by a Participant to receive his or her benefits under this Plan in the event of the Participant's death, or as otherwise determined under the Rules to the extent the Participant fails to designate a beneficiary.

5.11.            Amendments and Termination. The Plan may be amended or terminated at any time in accordance with the provisions of the AT&T Schedule of Authorizations, as amended from time-to-time, but such amendments or termination shall not adversely affect the rights of any Participant, without his or her consent, to any benefit payable under the Plan to which such Participant has previously become entitled prior to the effective date of such amendment or termination.

5.12.            Tax Withholding. All applicable federal, state and local taxes required by law to be withheld shall be deducted from benefits paid under this Plan.

5.13.            Offsets and Overpayments.  If any overpayment is made by the Plan for any reason, the Plan shall have the right to recover such overpayment.  The Participant shall cooperate fully with the Plan to recover any overpayment and provide any necessary information and required documents.  If a Participant entitled to distribution of benefits hereunder owes any amount to AT&T or any Subsidiary, such amount may be withheld from benefits payable hereunder to satisfy such obligation.  Any overpayment or Participant debt to AT&T or any Subsidiary may be deducted from future benefits payable to or on behalf of the Participant from this Plan.

Attachment A
Predecessor Plans

1.
The AT&T Pension Benefit Make Up Plan No. 1, which is also the successor plan, effective January 1, 2000, to the SNET Pension Benefit Plan and, effective January 1, 1999, to the Pacific Telesis Group Excess Benefit Plan.

2.	Section 4.10.2 of the AT&T Pension Benefit Plan – Non-Bargained Program, which are the 415 Excess Benefit Provisions of such plan
3.
The Ameritech Corporate Resource Supplemental Pension Plan, which is a successor to the Ameritech Senior Management Retirement and Survivor Protection Plan and was established by Ameritech Corporation effective as of January 1, 1986, which, in turn was an amendment, restatement and continuation of the following predecessor plans:  the Ameritech Management Supplemental Pension Plan, the Ameritech Senior Management Non-Qualified Pension Plan, the Ameritech Mid-Career Pension Plan, and the retirement and survivor benefit provisions of the Ameritech Senior Management Long Term Disability and Survivor Protection Plan.

4.	The Ameritech Management Supplemental Pension Benefit Plan
5.	Effective January 1, 2009, The Cingular Wireless SBC Executive Transition Pension Make Up Plan and The Cingular Wireless SBC Executive 2005 Transition Pension Make Up Plan